Exhibit 4.17

ECA Loan Agreement

in respect of one (1) Airbus [**                     ] aircraft with manufacturer's serial number [**                     ]
registration mark [**                     ] equipped with two (2) [engine type] engines

Dated **

Jessica Leasing Limited
(Borrower)

Various Financial Institutions
(as Original ECA Lenders)

**
(French National Agent)

**
(German National Agent)

**
(British National Agent)

The Royal Bank of Scotland N.V., London branch
(ECA Facility Agent)

The Royal Bank of Scotland N.V., London branch
(Security Trustee)

**
(Administrative Agent)

Contents

1	Interpretation	2

2	Facility	2

3	Purpose	2

4	Conditions precedent	2

5	Utilisation	3

6	Repayment	4

7	Prepayment and cancellation	6

8	Interest	9

9	Market Disruption	10

10	Increased Costs	11

11	Mitigation	11

12	Payments	12

13	Information Covenants	12

14	Default	13

15	Security and Recourse	16

16	Changes to the Parties	16

17	Pro Rata Sharing	19

18	Governing Law	20

19	Dispute Resolution	20

20	Counterparts	21

21	Non-Petitioning	21

Contents (i)

Contents (ii)

ECA Loan Agreement

Dated **

Between

(1)

Jessica Leasing Limited, a limited liability company incorporated under the laws of Ireland and having its registered office at 5 Harbourmaster Place, International Financial Services Centre, Dublin 1, Ireland (the Borrower);

(2)	The Financial Institutions, listed in Part 1 of Schedule 1 (Original French Lenders) (in this capacity the Original French Lenders);

(3)	The Financial Institutions, listed in Part 2 of Schedule 1 (Original German Lenders) (in this capacity the Original German Lenders);

(4)	The Financial Institutions, listed in Part 3 of Schedule 1 (Original British Lenders) (in this capacity the Original British Lenders);

(5)	** , as agent for the French Lenders (in this capacity the French National Agent);

(6)	** , as agent for the German Lenders (in this capacity the German National Agent);

(7)	** , as agent for the British Lenders (in this capacity the British National Agent);

(8)

The Royal Bank of Scotland N.V., a banking institution established under the laws of the Netherlands and acting through its office at 250 Bishopsgate, London, EC2M 4AA, United Kingdom as facility agent for the ECA Lenders (in this capacity the ECA Facility Agent);

(9)

The Royal Bank of Scotland N.V., a banking institution established under the laws of the Netherlands and acting through its office at 250 Bishopsgate, London, EC2M 4AA, United Kingdom as security trustee for, inter alios, the ECA Lenders (in this capacity the Security Trustee); and

(10)	** , as administrative agent for the Primary Lenders (in this capacity the Administrative Agent).

Recitals

A	The Purchaser has agreed to purchase the Aircraft from the Manufacturer pursuant to the Aircraft Purchase Agreement.

B	The Purchaser proposes to assign absolutely to the Borrower the right to take title to the Aircraft pursuant to the Purchase Agreement Assignment.

C	The Borrower proposes to purchase the Aircraft from the Manufacturer and immediately to lease it to the Head Lessee.

D

For the purpose of financing the acquisition of the Aircraft in part and payment or reimbursement (as the case may be in accordance with the relevant ECA Support Arrangement) of the ECA Premia in [full] [part], the Borrower has requested the ECA Lenders to make available to it an export credit facility. The ECA Lenders have agreed to do so subject to the provisions of the Transaction Documents and in reliance on the security constituted by the Mortgage and the other Security Documents.

It is agreed:

1 1.1

Interpretation

Definitions

In this Agreement, All Parties Agreement means the agreement of the same date as this Agreement relating to the aircraft referred to on the cover of this Agreement between, inter alios, the parties hereto and CIT Aerospace International as Head Lessee.

1.2	Construction

	(a)	Unless otherwise defined in this Agreement, capitalised terms used in this Agreement have the meaning given to them in the All Parties Agreement.

	(b)	In this Agreement, the provisions of clause 1.2(a) to (g) (Construction) of the All Parties Agreement will be deemed to be set out herein in their entirety but as if each reference to "this Agreement" were a reference instead to this Agreement.

2 2.1

Facility

Subject to the terms of this Agreement and the other Transaction Documents, the Primary Lenders may, and if the Primary Lenders fail to do so, the Alternate Lenders will, make available to the Borrower a Dollar term loan facility in an aggregate amount equal to the Total ECA Commitments. The Facility will be made available as follows:

	(a)	the French Lenders make available to the Borrower a Dollar term loan facility in an aggregate amount equal to the Total French Commitments;

	(b)	the German Lenders make available to the Borrower a Dollar term loan facility in an aggregate amount equal to the Total German Commitments; and

	(c)	the British Lenders make available to the Borrower a Dollar term loan facility in an aggregate amount equal to the Total British Commitments.

2.2

The Primary Lenders intend but are not obliged to fund the entire amount of the ECA Loans which they advance hereunder through their issuance and sale of commercial paper or other securities. Notwithstanding any other provisions of this Agreement or any other Transaction Document any of the Primary Lenders may elect at any time not to fund the entire amount of the relevant ECA Loan, in which case the corresponding Alternate Lender shall, subject to the terms and conditions of this Agreement, be obliged to fund the entire amount of such ECA Loan.

3 3.1

Purpose

ECA Loans

Each ECA Loan may only be used for financing the cost of the acquisition of the Aircraft and for the payment or reimbursement (as the case may be in accordance with the relevant ECA Support Arrangement) in [full] [part] of the ECA Premia.

3.2	No obligation to monitor No Finance Party is bound to monitor or verify the utilisation of the Facility.

4

Conditions precedent

The obligations of the Finance Parties under this Agreement are subject to the satisfaction of the applicable conditions precedent set out in clause 2 (Conditions) of the All Parties Agreement.

5 5.1	Utilisation Giving of Request

	(a)	The Borrower may borrow the ECA Loan by giving to the ECA Facility Agent a duly completed Request countersigned by the Head Lessee subject to and in accordance with clause 2 (Conditions) of the All Parties Agreement.

	(b)	Unless the ECA Facility Agent otherwise agrees, the latest time for receipt by the ECA Facility Agent of a duly completed Request is 10.00 a.m. on the third Business Day prior to the Expected Delivery Date.

	(c)	A Request is irrevocable.

	(d)	Only one (1) Request may be served.

5.2	Completion of Request

A Request will not be regarded as having been duly completed unless:

	(a)	the Expected Delivery Date set out in the Request is a Business Day falling within the Availability Period;

(b)

(i) the aggregate of the amounts requested in respect of the ECA Loans does not exceed the Total ECA Commitments;

(ii)	the amount requested in respect of the payment of the ECA Premia is [equal to or less than the ECA Premia][not more than the lesser of the ECA Premia and [** ] per cent ([** %]) of the Aircraft Price][1] ;

	(c)	it confirms the Aircraft Price;

	(d)	[it confirms the BFE Portion, which unless otherwise agreed by the ECA Facility Agent shall not be more than five per cent (5%) of the Aircraft Price;] and

	(e)	it is duly executed by each of the Borrower and the Head Lessee.

5.3	Confirmation of Request

	(a)	The ECA Facility Agent shall promptly determine whether the Request has been properly completed and given.

	(b)	If the ECA Facility Agent determines that the Request has been properly completed and provided, the ECA Facility Agent shall promptly provide to the Borrower, the National Agents and the ECA Lenders the relevant Confirmation of Request, attaching a copy of the Request and setting out:

(i) the respective amounts of the French Loan, the German Loan and the British Loan each calculated on the basis of the French Portion, the German Portion and the British Portion, respectively, of the total amount requested by the Borrower in the Request;

(ii) the respective amounts of the Coface Premium, the Euler Hermes Premium and the ECGD Premium, as confirmed by Coface, Euler Hermes and ECGD, respectively; and

1 To be confirmed on a case by case basis whether the full amount of the ECA Premia is to be financed.

(iii) the amount of each ECA Lender's Pro Rata Share in the ECA Loans.

5.4	Advance of ECA Loans

	(a)	If the ECA Lenders have received a duly completed Confirmation of Request on or prior to 10.00 a.m. on the second Business Day before the Expected Delivery Date, each ECA Lender shall make its Pro Rata Share of the ECA Loans available through its Facility Office to the ECA Facility Agent by 3.30 p.m. on the Expected Delivery Date.

	(b)	Following receipt of funds in accordance with Clause 5.4(a), and subject to the provisions of Clause 4 (Conditions precedent) and the other terms of this Agreement, the ECA Facility Agent shall:

(i) pay the ECA Aircraft Supported Amount to the account of the Manufacturer which the Manufacturer has notified to the ECA Facility Agent; and

(ii) pay the amounts set out in the Confirmation of Request in respect of the ECA Premia to the Head Lessee as reimbursement of the ECA Premia paid or to each of the relevant Export Credit Agencies as set out in paragraph 4(b) of the Request and in accordance with the relevant ECA Support Arrangements, as applicable.

6 6.1

Repayment

Repayment

Subject to Clause 6.2 (Substitute schedules) the Borrower shall repay each ECA Loan in full by forty-eight (48) consecutive instalments of principal on each Payment Date in the amount set out opposite such Payment Date in Schedule 2 (Repayments).

6.2	Substitute schedules

	(a)	Schedule 2 (Repayments) has been prepared as at the date of this Agreement on the assumption that:

(i) the Delivery Date will be [** ];

(ii) the aggregate amount of the ECA Loans advanced under this Agreement will be [** ] Dollars and [** ] cents ($** ); and

(iii) no ECA Loan will be prepaid in whole or in part.

	(b)	If any of the above assumptions proves to be incorrect then as soon as reasonably practicable the ECA Facility Agent shall prepare a substitute Schedule 2 (Repayments) on the same basis as the existing Schedule 2 (Repayments) but reflecting the correct Delivery Date, aggregate amount of the ECA Loans advanced or, as the case may be, principal amount of the ECA Loans outstanding after any such prepayment.

	(c)	The ECA Facility Agent shall provide the ECA Lenders, the Borrower and the Head Lessee with a copy of the substitute Schedule 2 (Repayments) immediately following its preparation.

	(d)	Upon the receipt by the ECA Lenders, the Borrower and the Head Lessee of the substitute Schedule 2 (Repayments) that substitute schedule will replace the existing Schedule 2 (Repayments) and all repayments of the ECA Loans will, subject to the further application of Clause 6.2(a), be made in accordance with the substitute Schedule 2 (Repayments).

6.3	Fixed rate option

	(a)	Subject to no ECA Event of Default or Mandatory Prepayment Event being continuing, the Borrower may, if so instructed by the Head Lessee pursuant to clause 21.1 (General rights) of the All Parties Agreement, at any time prior to the fifth (5th) anniversary of the Delivery Date and upon not less than ten (10) Business Days' prior written notice to the ECA Facility Agent (or such shorter period as the ECA Facility Agent may agree) request that the rate of interest applicable to all the ECA Loans shall be calculated by reference to a Fixed Rate on the Delivery Date or, if later, with effect from the next succeeding Payment Date, being not less than ten (10) Business Days' after the date of the Fixed Rate Conversion Notice (the Fixed Rate Conversion Date). The request will be subject to the Borrower's agreement under Clause 6.3(c) to the Fixed Rate offered pursuant to Clause 6.3(b).

	(b)	Following receipt of a notice pursuant to Clause 6.3(a) (the Fixed Rate Conversion Notice), the ECA Facility Agent shall on the date falling one (1) Business Day prior to the Fixed Rate Conversion Date determine the Fixed Rate which would be applicable to the ECA Loans as of such Fixed Rate Conversion Date and notify the same to the Borrower together with an indication of the period within which the offered Fixed Rate must be accepted which shall be no later than 5.00 p.m. London time on such date.

	(c)	The Borrower, acting on the instructions of the Head Lessee pursuant to clause 21.1 (General rights) of the All Parties Agreement, may agree such Fixed Rate within the period specified by the ECA Facility Agent, (such agreement to be irrevocable) by providing a confirmation of its agreement substantially in the form of 0 (Form of Conversion Confirmation) countersigned by the Head Lessee and the Guarantor, following which the ECA Facility Agent shall advise the Export Credit Agencies, the ECA Lenders and the Borrower of such Fixed Rate and the Fixed Rate Conversion will apply.

	(d)	The Borrower shall pay all costs and expenses of any Finance Party associated with the determination and arranging of the Fixed Rate including commissions and costs of negotiating, drafting and executing all documentation in connection with the Fixed Rate Conversion.

6.4 6.4.1

Floating rate option

As at the date of this Agreement, the Floating Rate shall be the LIBOR Rate. The Borrower shall have the option, if so instructed by the Head Lessee pursuant to clause 21.1 (General Rights) of the All Parties Agreement, to switch the applicable Floating Rate from the LIBOR Rate to the [**               ] Applicable Rate effective on and from the Delivery Date. The switching option is exercisable once only and shall be exercised, to take effect on the Delivery Date, by the Borrower providing an irrevocable written notice of such intention (a Floating Rate Conversion Notice), countersigned by the Head Lessee and the Guarantor, to the Facility Agent no later than ten (10) Business Days (or such shorter period as the ECA Facility Agent may agree) prior to the Delivery Date provided that the Borrower may only serve the Floating Rate Conversion Notice and thereafter complete the interest rate switch if no ECA Event of Default or Mandatory Prepayment Event is continuing on the date of such notice or on the Delivery Date.

6.4.2

Notwithstanding Clause 6.4.1 above, if at any time any Primary Lender ceases to be an ECA Lender, having transferred its rights and obligations to any Alternate Lender and/or other ECA Lender(s) (the date of such transfer being the [**                      ] Transfer Date), and the Floating Rate at such time is the [**                      ] Applicable Rate, then with effect from the [**                      ] Transfer Date, the Borrower shall automatically be obliged to pay interest on the ECA Loan at the LIBOR Rate (with the Rate Fixing Date for the remainder of such Interest Period being the [**                      ] Transfer Date).

7	Prepayment and cancellation

7.1	Mandatory prepayment – illegality

	(a)	A Finance Party or the Borrower shall notify the ECA Facility Agent and, if such notice has not been delivered by the Borrower, the Borrower promptly if it becomes aware of an Illegality Event giving details of such Illegality Event and any applicable dates.

	(b)	After a notification under Clause 7.1(a) or any other notification from an Export Credit Agency or any other Party pursuant to the Transaction Documents that an Illegality Event has occurred, and subject to no agreement being reached under Clause 11 (Mitigation) to mitigate or avoid the relevant circumstance:

(i) the Borrower shall prepay the ECA Loans in full (or, in the case of paragraph (a) of the definition of "Illegality Event" relating to an ECA Lender, that ECA Lender's Pro Rata Share of the ECA Loans); and

(ii) the ECA Commitments of the ECA Lenders (or, in the case of paragraph (a) of the definition of "Illegality Event" relating to an ECA Lender, that ECA Lender) will be cancelled immediately.

	(c)	The date for prepayment referred to in Clause 7.1(b) will be:

(i) the Payment Date immediately following the completion of the consultation under Clause 11 (Mitigation); or

(ii)
if earlier, in the case of paragraph (a) of the definition of "Illegality Event", the date specified in the notification under Clause 7.1(a) which shall not be earlier than the last day of any applicable grace period allowed by law.

7.2	Mandatory prepayment – Total Loss

	(a)	If a Total Loss of the Aircraft or the Airframe occurs on or after the Delivery Date, the Borrower shall, as soon as practicable upon becoming aware of such Total Loss, notify the ECA Facility Agent of it.

	(b)	The Borrower shall prepay the ECA Loans in full on the date the Head Lessee is required to pay the Final Payment under the Head Lease following the Total Loss.

	(c)	The Finance Parties shall apply any Total Loss Proceeds in accordance with the Proceeds Agreement.

7.3

Mandatory prepayment – Head Lease termination

If the leasing of the Aircraft by the Head Lessee under the Head Lease terminates or a notice has been provided under the Head Lease that it will terminate early for any reason (other than as a result of a Total Loss of the Aircraft or the Airframe), the Borrower shall:

	(a)	immediately notify the ECA Facility Agent of such event; and

	(b)	pay the ECA Loan Termination Amount in full on the date of such termination.

7.4	Mandatory prepayment – Trigger Event/Home Country Notice/Lessee Event

If:

	(a)	the Head Lessee has failed to comply with the provisions of clause 10.1.1 (First Trigger Event – Security Deposit and Maintenance Reserves) of the All Parties Agreement within the period stipulated in clause 10.1.5 (First Trigger Event) of the All Parties Agreement;

	(b)	the Head Lessee has failed to comply with the provisions of clause 10.2 (First Trigger Event – Liquidity provisions) of the All Parties Agreement within three Business Days of the last day of the period stipulated for compliance in that clause;

	(c)	a Home Country Notice or a US Restriction Notice or both (in each case relating to the Aircraft) are served on the Head Lessee in accordance with the provisions of clause 10.5 (Home Country Notice and US Restriction Notice) of the All Parties Agreement; or

	(d)	the Head Lessee has failed to comply with the provisions of clause 10.6.2 (Lessee Events) of the All Parties Agreement within the period stipulated in that clause,

the Security Trustee may by notice to the Borrower require the Borrower to immediately pay the ECA Loan Termination Amount in full.

7.5

Prepayment if Post-Delivery Modifications not completed within Post-Delivery Modification Period

If any post delivery modifications in respect of the Aircraft are not carried out within the Post- Delivery Modification Period, the Borrower shall, on the first Business Day following the expiry of the Post-Delivery Modification Period, pay to the Security Trustee the proportion of the ECA Loans relating to such post delivery modifications for application in accordance with clause 5 (Application of moneys) of the Proceeds Agreement.

7.6	Involuntary prepayment

	(a)	If the Borrower is, or will be, required to pay to an ECA Lender:

(i) a Tax Payment; or

(ii) an Increased Cost,

the Borrower may, if the requirement continues, give at least ten (10) Business Days' irrevocable notice to the ECA Facility Agent requesting prepayment and cancellation in respect of that ECA Lender.

	(b)	The Borrower will only be entitled to serve a notice of prepayment and cancellation pursuant to Clause 7.6(a), if the Head Lessee has requested it to do so pursuant to and in accordance with clause 14.2(a) (Prepayments under ECA Loan Agreement) of the Head Lease.

	(c)	After notification under Clause 7.6(a) the Borrower shall prepay in full that ECA Lender's share in each ECA Loan made to it on the date specified in Clause 7.6(d).

	(d)	The date for prepayment under this Clause 7.6 of an ECA Lender's share in a ECA Loan will be the date specified by the Borrower in its notice provided under Clause 7.6(a).

7.7	Voluntary prepayment

	(a)	The Borrower may, by giving not less than ten (10) Business Days' prior notice to the ECA Facility Agent, prepay any ECA Loan on any Payment Date (or following service of a notice on the Guarantor by the Security Trustee pursuant to clause 11.1.1 (Additional Security) of the All Parties Agreement, on any Business Day falling within the period between the date such notice is deemed to have been given in accordance with clause 28.3.1 (Effectiveness) of the All Parties Agreement (the Notice Date) and the date falling fifteen (15) Business Days after such Notice Date) in whole or in part, if concurrently with any such prepayment it prepays:

(i) a pro rata amount of the other ECA Loans in accordance with this Clause 7; and

(ii) in the case of a prepayment in part only, a pro rata amount of the Other ECA Loans in accordance with the terms of clause 7 (Prepayment and cancellation) of the Other ECA Loan Agreements.

	(b)	The Borrower will only be entitled to serve a notice of voluntary prepayment under this Clause 7.7 if:

(i) no Significant Default is continuing; and

(ii) in the case of a prepayment in full, the Head Lessee has served a notice to purchase the Aircraft in accordance with clause 18 (Option to Purchase) of the Head Lease; and

(iii) in the case of a partial prepayment, the Head Lessee has requested it to do so pursuant to clause 14.2(a) (Prepayments under ECA Loan Agreement) of the Head Lease.

	(c)	Any notice provided pursuant to Clause 7.7(a) is irrevocable.

	(d)	A prepayment under this Clause 7.7 of part of an ECA Loan shall be in a minimum amount of five million Dollars ($5,000,000) and in an integral multiple of one million Dollars ($1,000,000).

	(e)	Any voluntary prepayment shall be applied pro rata against the remaining repayment instalments of the ECA Loans in inverse order of maturity.

7.8	Automatic cancellation The undrawn ECA Commitment of each ECA Lender will be automatically cancelled on the earlier of:

	(a)	close of business on the Availability End Date; and

	(b)	Delivery.

7.9	Voluntary cancellation

	(a)	The Borrower may, if requested by the Head Lessee under clause 14.2(a) (Prepayments under ECA Loan Agreement) of the Head Lease by giving the ECA Facility Agent not less than ten (10) Business Days' prior notice, cancel all or part of the undrawn ECA Commitments.

	(b)	Any cancellation of part of the undrawn ECA Commitments shall be in a minimum amount of five million Dollars ($5,000,000) and in an integral multiple of one million Dollars ($1,000,000).

	(c)	Any notice pursuant to Clause 7.9(a) is irrevocable. The ECA Facility Agent shall notify the ECA Lenders, promptly on receipt of any such notice.

	(d)	Any voluntary cancellation shall be applied pro rata across the ECA Commitments.

7.10	Miscellaneous provisions

	(a)	All prepayments under this Agreement shall be made with accrued interest on the amounts prepaid and any Break Costs.

	(b)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

	(c)	No amount of the ECA Commitments cancelled under this Agreement may be reinstated subsequently.

	(d)	No amount of an ECA Loan prepaid under this Agreement may be re-borrowed subsequently.

8 8.1	Interest Interest Periods Subject to Clause 8.4 (Interest on overdue amounts):

	(a)	the first Interest Period will commence on the Delivery Date;

	(b)	each subsequent Interest Period will commence on the last day of the preceding Interest Period;

	(c)	each Interest Period will end on the next following Payment Date; and

	(d)	the final Interest Period will end on the earlier to occur of the Termination Date and the Expiry Date.

8.2	Calculation of interest

	(a)	Subject to Clause 8.2(b), the rate of interest applicable to an ECA Loan for an Interest Period is the percentage rate per annum equal to the aggregate of the:

(i) the applicable Floating Rate in respect of such ECA Loan; and

(ii) the Mandatory Cost, if any.

	(b)	At any time following a Fixed Rate Conversion, the rate of interest applicable to an ECA Loan for an Interest Period is the percentage rate per annum equal to the aggregate of the:

(i) the ECA Applicable Margin in respect of such ECA Loan;

(ii) the Fixed Rate; and

(iii) the Mandatory Cost, if any.

8.3	Payment of Interest

	(a)	Except where otherwise required in this Agreement, interest shall accrue daily on the amount of each ECA Loan outstanding from time to time at the relevant rate calculated in accordance with Clause 8.2 (Calculation of interest) and calculated on the basis of the actual number of days elapsed and a year of 360 days.

	(b)	The Borrower shall pay all interest accrued in accordance with Clause 8.3(a) on each Payment Date to the ECA Facility Agent in accordance with Clause 12 (Payments).

8.4	Interest on overdue amounts

	(a)	If the Borrower fails to pay any amount payable by it under this Agreement or any other Transaction Document to a Finance Party or Export Credit Agency, it shall immediately on demand by the ECA Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, before, on and after judgment.

	(b)	Interest on an overdue amount is payable at a rate determined by the ECA Facility Agent to be two per cent (2%) per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted an ECA Loan in the currency of the overdue amount as determined in accordance with Clause 8.2 (Calculation of interest). For this purpose, the ECA Facility Agent may (acting reasonably):

		(i)	select successive Interest Periods of any duration of up to three (3) months; and

		(ii)	determine the appropriate Rate Fixing Date for that Interest Period.

	(c)	Notwithstanding Clause 8.4(b), if the overdue amount is a principal amount of an ECA Loan and becomes due and payable before the last day of its current Interest Period, then:

		(i)	the first Interest Period for that overdue amount will be the unexpired portion of that Interest Period; and

		(ii)	the rate of interest on the overdue amount for that first Interest Period will be two per cent (2%) per annum above the rate then payable on that Loan.

After the expiry of the first Interest Period for that overdue amount, the rate on the overdue amount will be calculated in accordance with Clause 8.4(b).

	(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Interest Periods but will remain immediately due and payable.

8.5	Notification The ECA Facility Agent shall promptly notify the Borrower, the ECA Lenders and the National Agents of the determination of a rate of interest under this Agreement.

9 9.1

Market Disruption

Failure of a Reference Bank to supply a rate

If prior to a Fixed Rate Conversion or a Floating Rate Conversion, LIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon on a Rate Fixing Date, the applicable LIBOR will, subject to Clause 9.2 (Market disruption), be calculated on the basis of the rates of the remaining Reference Banks.

9.2	Market disruption

	(a)	In this Clause 9.2, each of the following events prior to a Conversion is a Market Disruption Event:

		(i)	LIBOR is to be calculated by reference to the Reference Banks but no, or only one (1), Reference Bank supplies a rate by 12.00 noon on the Rate Fixing Date; or

		(ii)	the ECA Facility Agent receives by 2.00 p.m. on the Rate Fixing Date notification from ECA Lenders whose shares in the relevant ECA Loan exceed thirty per cent. (30%) of that ECA Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR for the relevant Interest Period.

	(b)	The ECA Facility Agent shall promptly notify the Borrower and the ECA Lenders of a Market Disruption Event whereupon Clause 11 (Mitigation) shall apply.

	(c)	Following the occurrence of a Market Disruption Event but subject to Clause 11 (Mitigation), the rate of interest on the affected ECA Loan for the relevant Interest Period will be the aggregate of the relevant:

(i) the ECA Applicable Margin;

(ii) the rate notified to the ECA Facility Agent by that ECA Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that ECA Lender (as approved by the relevant National Agent) of funding its share in that ECA Loan from whatever source it may reasonably select; and

(iii) the Mandatory Cost, if any.

10 10.1

Increased Costs

Increased Costs

Except as provided in this Clause 10, the Borrower shall within three (3) Business Days of a demand by the ECA Facility Agent, pay for the account of a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Holding Companies as a result of any Change in Law.

10.2	Exceptions The Borrower need not make any payment for an Increased Cost to the extent that the Increased Cost is:

	(a)	compensated for under another provision of the Transaction Documents or would have been but for an exception to that provision;

	(b)	attributable to a Finance Party or any of its Holding Companies wilfully failing to comply with any Applicable Law or regulation; or

	(c)	[attributable to the implementation or application of or compliance with the “International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (Basel II) or any other law or regulation which implements Basel II (whether such implementation, application or compliance is by a Government Entity, Finance Party or any of its Affiliates)][2] .

10.3	Claims

	(a)	A Finance Party intending to make a claim for an Increased Cost shall notify the ECA Facility Agent of the circumstances giving rise to and the amount of the claim, following which the ECA Facility Agent will promptly notify the Borrower.

	(b)	Each affected Finance Party shall, as soon as practicable after a demand by the ECA Facility Agent, provide a certificate confirming the amount of its Increased Cost.

11

Mitigation

If a notice is provided under Clause 7.1(a) (Mandatory prepayment – illegality), Clause 9.2 (Market disruption or Clause 10.1 (Increased Costs), the provisions of clause 19 (Mitigation) of the All Parties Agreement shall apply as to mitigation.

2 To be included on a case by case basis following discussions between the ECA Facility Agent and the Head Lessee.

12	Payments

12.1	Place

	(a)	Except where it is provided to the contrary in a Transaction Document, the Borrower shall pay all amounts for the account of the ECA Finance Parties to the ECA Facility Agent to its account specified in or in accordance with clause 22.1 (Payment directions) of the All Parties Agreement.

	(b)	The ECA Facility Agent will pay amounts received for the account of the ECA Lenders pro rata (or as applicable) directly to the relevant ECA Lenders.

12.2

Funds

Payments under the Transaction Documents to an ECA Administrative Party shall be made for value on the due date by no later than 3.30 p.m. in New York (in the case of any payment in Dollars) and otherwise at such times and in such funds as an ECA Administrative Party may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

13 13.1	Information Covenants Provision of information The Borrower shall:

	(a)	immediately upon becoming aware of its occurrence, inform the ECA Facility Agent of any circumstances likely to interfere with the due performance of its obligations under the Borrower Documents or of any Default;

	(b)	provide such financial or other information concerning itself as the ECA Facility Agent, the Security Trustee or any ECA Lender (through the ECA Facility Agent) may from time to time reasonably request;

	(c)	promptly upon becoming aware of its occurrence, inform the ECA Facility Agent of the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against the Borrower; and

	(d)	provide the ECA Facility Agent with copies of all documents, requests, notices or correspondence (other than those of a purely administrative nature or already copied to and received by the ECA Facility Agent) given or received by the Borrower under the Transaction Documents.

13.2

Know your customer checks

The Borrower shall promptly upon the request of an ECA Administrative Party supply any documentation and other evidence which is reasonably requested by any ECA Administrative Party to carry out and be satisfied with the results of all applicable "know your customer" requirements.

13.3	Financial statements

	(a)	The Borrower shall supply to the ECA Facility Agent copies in sufficient numbers for all the ECA Finance Parties certified by a duly authorised officer of the Borrower of its financial statements for each of its financial years audited and prepared, if requested, in accordance with internationally and generally accepted accounting principles and practices consistently applied.

	(b)	All such financial statements shall be supplied as soon as they are available and in any event, within one hundred and eighty (180) days of the end of the relevant financial period.

14 14.1	Default ECA Events of Default Each of the events or circumstances set out in Clauses 14.2 to 14.13 is an ECA Event of Default.

14.2	Non-payment

	(a)	The Borrower does not pay on the due date any amount of principal or interest payable by it under the Borrower Documents in the manner required by the Borrower Documents unless the non-payment is remedied within five (5) Business Days of the due date.

	(b)	The Borrower does not pay on the due date any other amount payable by it under the Borrower Documents in the manner required by the Borrower Documents unless the non-payment is remedied within ten (10) Business Days of the due date.

14.3	Breach of other obligations

	(a)	The Borrower does not comply with any of its obligations under clauses 6.5 (Negative Pledge), 6.9 (Preservation of Transaction Documents) and 6.10 (Preservation of Security) of the All Parties Agreement.

	(b)	The Borrower does not comply with any of its obligations under the Borrower Documents not specifically expressly referred to elsewhere in this Clause 14, unless the non-compliance:

(i) in the opinion of the ECA Facility Agent, is capable of remedy; and

(ii) is remedied to the satisfaction of the ECA Facility Agent within thirty (30) days of the earlier of the ECA Facility Agent giving notice to the Borrower to remedy such non-compliance and the Borrower becoming aware of the non- compliance.

14.4	Misrepresentation

	(a)	Subject to Clause 14.4(b), a representation, warranty or statement made or repeated by the Borrower in any Borrower Document or in any document delivered by or on behalf of the Borrower under any Borrower Document is incorrect or misleading in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

(i) in the opinion of the ECA Facility Agent, are capable of remedy; and

(ii) are remedied to the satisfaction of the ECA Facility Agent within thirty (30) days of the earlier of the ECA Facility Agent giving notice to the Borrower to remedy such non-compliance and the Borrower becoming aware of the misrepresentation.

	(b)	Clause 14.4(a) shall not apply to:

(i) any Non-Repeating Borrower Representation which is deemed repeated pursuant to clause 5.19.2 (Times for making representations) of the All Parties Agreement; or

(ii) any Borrower Illegality Representation which is deemed repeated pursuant to clause 5.19.2 or 5.19.3 (Times for making representations) of the All Parties Agreement.

14.5	Insolvency Any of the following occurs in respect of the Borrower:

	(a)	it is, or is deemed for the purposes of any Applicable Law to which it is subject to be, unable to pay its debts as they fall due or it is insolvent;

	(b)	it admits its inability to pay its debts as they fall due;

	(c)	it suspends making payments on any of its debts or announces an intention to do so;

	(d)	by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling or restructuring of any of its indebtedness;

	(e)	the value of its assets is less than its liabilities (taking into account contingent and prospective liabilities);

	(f)	a moratorium is declared in respect of any of its indebtedness; or

	(g)	any similar local law process not described in Clauses 14.5(a) to (f).

14.6	Insolvency proceedings

	(a)	Except as provided in Clause 14.6(b), any of the following occurs in respect of the Borrower:

(i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with its creditors of any class of them;

(ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, petitioning for or filing documents with a court or any registrar for, its winding-up, administration, examinership, or dissolution or any such resolution is passed;

(iii) any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration, examinership, dissolution or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise);

(iv) an order for its winding-up, administration, examinership or dissolution is made;

(v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer is appointed in respect of it or any of its assets;

(vi) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator, examiner or similar officer; or

(vii) any other analogous step or procedure is taken in any jurisdiction.

	(b)	Clause 14.6(a) does not apply to a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within ten (10) Business Days.

14.7

Creditors' process

Any expropriation, attachment, sequestration, distress, execution or analogous event affects all or a substantial part of the assets of the Borrower and is not discharged within ten (10) Business Days.

14.8	Authorisations Any authorisation required in connection with the Borrower Documents or to enable the Borrower to perform its obligations under any of the Borrower Documents or to own the Aircraft;

	(a)	is not obtained or effected by the time it is required;

	(b)	is revoked or cancelled or otherwise ceases to be in full force and effect;

	(c)	is not renewed when due; or

	(d)	is varied or renewed on revised terms and the consequences of this is or is likely to be:

(i) to prevent the Borrower from performing its obligations under the Borrower Documents; or

(ii) to limit the rights of the Finance Parties under the Borrower Documents.

14.9	Revocation

	(a)	The Borrower contests its obligations or liabilities under any Borrower Documents or otherwise repudiates or threatens to repudiate any of the Borrower Documents.

	(b)	The Borrower challenges the existence, validity, enforceability or priority of the rights of the Finance Parties under any of the Security Documents.

14.10	Cessation of business

The Borrower ceases, or threatens to cease, to carry on business.

14.11	Head Lease default

A Head Lease Event of Default is continuing.

14.12	Cross-default

	(a)	An event of default (however defined) occurs under any Other Transaction Document (other than any Other Lease); or

	(b)	An event of default (however defined) occurs in respect of any Other ECA Indebtedness.

14.13	Deemed ECA Event of Default An ECA Event of Default is deemed to have occurred pursuant to clause 2.7.2 (Waiver) of the All Parties Agreement or any other Borrower Document.

14.14	Acceleration

	(a)	If an ECA Event of Default is continuing, the ECA Facility Agent may (without prejudice to any other rights of the Relevant parties under the Transaction Documents or at law) by notice to the Borrower:

		(i)	cancel all or any part of the Total ECA Commitments; or

		(ii)	declare that all or part of any amounts outstanding under this Agreement are:

(aa) immediately due and payable; or

(bb) payable on demand by the ECA Facility Agent.

Any notice given under this Clause 14.14(a) will take effect in accordance with its terms.

	(b)	Without prejudice to its rights under the other Transaction Documents, upon its receipt of a notice pursuant to Clause 14.14(a), the Security Trustee may exercise its rights pursuant to the Security Documents.

15

Security and Recourse

The Finance Parties agree that their recourse against the Borrower under this Agreement is limited in accordance with the provisions of clause 13 (Security and recourse) of the All Parties Agreement.

16 16.1	Changes to the Parties Assignments and transfers by ECA Lenders

	(a)	An ECA Lender (the Existing ECA Lender) may, at its cost, at any time assign or transfer all or part of its rights and obligations under this Agreement and the other Transaction Documents to which it is a party in accordance with this Clause 16 and clause 18 (Changes to the Parties or Facility Office) of the All Parties Agreement to another person (such person being the New ECA Lender).

	(b)	The ECA Facility Agent is not obliged to execute a Transfer Certificate or otherwise give effect to an assignment or transfer until it has completed all know your customer requirements to its satisfaction. The ECA Facility Agent shall promptly notify the Existing ECA Lender and the New ECA Lender if there are any such requirements.

	(c)	A transfer of obligations by an ECA Lender will be effective only if either:

		(i)	the obligations are novated in accordance with the following provisions of this Clause 16 and clause 18 (Changes to the Parties or Facility Office) of the All Parties Agreement; or

		(ii)	the New ECA Lender confirms to the ECA Facility Agent and the Borrower in form and substance satisfactory to the ECA Facility Agent that it is bound by the terms of the Transaction Documents as an ECA Lender.

	(d)	On the transfer of obligations by an ECA Lender becoming effective:

		(i)	the Borrower and the Existing ECA Lender shall each be released from further obligations to each other under the Transaction Documents and their respective rights against each other shall be cancelled in each case to the extent of such transfer (such rights and obligations being referred to in this Clause 16.1(d) as Discharged Rights and Obligations);

		(ii)	the Borrower and the New ECA Lender shall each assume obligations towards each other or acquire rights against each other which differ from the Discharged Rights and Obligations only insofar as the Borrower and the New ECA Lender have assumed or acquired the same in place of the Borrower and the Existing ECA Lender;

(iii) each of the Parties and the New ECA Lender shall acquire the same rights and assume the same obligations among themselves as they would have acquired and assumed had the New ECA Lender been a party to this Agreement and the other Transaction Documents to which the Existing ECA Lender is party as an ECA Lender with the rights or obligations acquired or assumed by it as a result of the transfer; and

(iv) a proportion of the Existing ECA Lender's rights under the Security Documents, equal to the proportion of the Existing ECA Lender's rights under the Transaction Documents being transferred, shall automatically be transferred to the New ECA Lender.

	(e)	Unless the ECA Facility Agent otherwise agrees, the New ECA Lender shall pay to the ECA Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of $2,500 unless the New ECA Lender is an Export Credit Agency or such assignment or transfer is made at the request of an Export Credit Agency.

	(f)	The New ECA Lender shall pay to each Export Credit Agency on or before the date any assignment of transfer occurs and for its own account, a fee as determined by such Export Credit Agency from time to time plus any costs and expenses incurred by that Export Credit Agency as a result of such assignment or transfer.

16.2	Procedure for transfer by way of novations

	(a)	In this Clause 16.2:

Transfer Date means, for a Transfer Certificate, the later of:

(i) the proposed transfer date specified in that Transfer Certificate; and

(ii) the date on which all relevant Parties have executed that Transfer Certificate.

	(b)	A novation is effected if:

(i) the Existing ECA Lender and the New ECA Lender deliver to the ECA Facility Agent a duly completed Transfer Certificate; and

(ii) the ECA Facility Agent executes it.

The ECA Facility Agent shall execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

	(c)	Each Party to this Agreement (other than the Existing ECA Lender and the New ECA Lender) irrevocably authorises the ECA Facility Agent to execute any duly completed Transfer Certificate on its behalf.

	(d)	The ECA Facility Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Borrower a copy of that Transfer Certificate.

16.3	[Intentionally left blank]

16.4	Limitation of responsibility of Existing ECA Lender

	(a)	Unless expressly agreed to the contrary, an Existing ECA Lender makes no representation or warranty and assumes no responsibility to a New ECA Lender for:

(i) the financial condition of the Borrower, the Head Lessee, the Guarantor or any other party to the Transaction Documents; or

		(ii)	the legality, validity, adequacy, accuracy, completeness or performance of:

(aa) any Transaction Document or any other document;

(bb) any statement or information (whether written or oral) made in or supplied in connection with any Transaction Document; or

(cc) any observance by the Borrower, the Head Lessee, the Guarantor or any other Party to the Transaction Documents of its obligations under any Transaction Document or any other document, and any representations or warranties implied by law, to the extent legally possible, are excluded.

	(b)	Each New ECA Lender shall be deemed on the Transfer Date or other date on which the transfer becomes effective to confirm to the Existing ECA Lender and the other Finance Parties that it:

		(i)	has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Transaction Documents (including the financial condition and affairs of the Borrower, the Head Lessee, the Guarantor or any other party to the Transaction Documents and their respective Affiliates and the nature and extent of any recourse against any Party or its assets) in connection with its participation in the Transaction Documents; and

		(ii)	has not relied exclusively on any information supplied to it by the Existing ECA Lender (or any other Finance Party) in connection with any Transaction Document.

	(c)	Nothing in any Transaction Document requires an Existing ECA Lender to:

		(i)	accept a re-transfer from a New ECA Lender of any of the rights and obligations assigned or transferred under this Clause 16; or

		(ii)	support any Losses or Management Time Expenses incurred by the New ECA Lender by reason of the non-performance by the Borrower, the Head Lessee, the Guarantor or any other Party to the Transaction Documents of its obligations under any Transaction Document or otherwise.

16.5	Costs resulting from change of ECA Lender or Facility Office If:

	(a)	an ECA Lender assigns or transfers any of its rights and obligations under the Transaction Documents or changes its Facility Office; and

	(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Borrower would be obliged to pay a Tax Payment or an Increased Cost or an increase in either of them, then, unless the assignment, transfer or change is (i) required to be made by any Applicable Law, (ii) made to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid or cancelled by reason of an Illegality Event, (iii) made at the request or direction of an Export Credit Agency or (iv) made following the occurrence of an Event of Default or an Incipient Default, the Borrower need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred provided always that in respect of transfers effected by any Primary Lender, the Borrower shall be obliged to make a Tax Payment or a payment in respect of

Increased Costs on the basis and assumption that immediately prior to the Transfer Date the relevant Existing ECA Lender was [** ] (rather than [** ]).

16.6	ECA Administrative Parties An ECA Administrative Party may resign or transfer its rights or obligations hereunder only in accordance with the Proceeds Agreement and the All Parties Agreement.

16.7 16.7.1

Transfers by Primary Lender

Notwithstanding the provisions of Clauses 16.1 (Assignments and transfers by ECA Lenders) and 16.2 (Procedure for transfer by way of novations), any Primary Lender may, at any time and without the requirement for the consent of the Borrower, the ECA Facility Agent, the Head Lessee, the Guarantor or any other party, transfer the whole of its rights, benefits and obligations under this Agreement and the other Transaction Documents to which it is a party in respect of the relevant ECA Loan to the corresponding Alternate Lender or with the prior written consent of the Export Credit Agencies and, if the consent of the Head Lessee would be required pursuant to clause 18.2.2 of the All Parties Agreement, the consent of the Head Lessee (such consent not to be unreasonably withheld or delayed) to any other bank or financial institution, or change its Facility Office (whether in the same or a different jurisdiction), provided that:

	(a)	any such transfer by a Primary Lender shall only be effected with respect to the whole of its interest in the relevant ECA Loan and that Primary Lender shall not retain any part of such ECA Loan after giving effect to such transfer; and

	(b)	any costs and expenses incurred by a Primary Lender under this Agreement in respect of a transfer shall, if such transfer is to [** ], be paid by [** ]; and

immediately upon any such transfer being effected in accordance with Clause 16.2 (Procedure for transfer by way of novations), the applicable Floating Rate under Clause 8.2(a) (Calculation of interest), shall be the LIBOR Rate in accordance with Clause 6.4.2 (Floating rate option).

16.7.2 17 17.1

Any transfer pursuant to Clause 16.7.1 shall be undertaken at no cost to the Head Lessee.

Pro Rata Sharing

Redistribution

Subject to the Proceeds Agreement, if any amount owing by the Borrower under this Agreement to an ECA Lender (the recovering ECA Lender) is discharged by payment, set-off or any other manner other than through the ECA Facility Agent or its respective National Agent under this Agreement (a recovery), then:

	(a)	the recovering ECA Lender shall, within three (3) Business Days of the recovery, supply details of the recovery to the ECA Facility Agent;

	(b)	the ECA Facility Agent shall calculate whether the recovery is in excess of the amount which the recovering ECA Lender would have received if the recovery had been received or made by the ECA Facility Agent and distributed through the ECA Facility Agent and through such recovering ECA Lender's National Agent under this Agreement and the Proceeds Agreement; and

	(c)	the recovering ECA Lender shall pay to the ECA Facility Agent an amount equal to the excess (the redistribution).

17.2	Effect of redistribution

	(a)	The ECA Facility Agent shall treat a redistribution as if it were a payment by the Borrower under this Agreement and distribute it accordingly among the ECA Lenders, other than the recovering ECA Lender.

	(b)	When the ECA Facility Agent makes a distribution under Clause 17.2(a), the recovering ECA Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

	(c)	If and to the extent that the recovering ECA Lender is not able to rely on any rights of subrogation under Clause 17.2(b), the Borrower will owe the recovering ECA Lender a debt which is equal to the redistribution, immediately payable and of the type originallydischarged.

	(d)	If:

(i) a recovering ECA Lender shall subsequently return a recovery, or an amount measured by reference to a recovery, to the Borrower; and

(ii) the recovering ECA Lender has paid a redistribution in relation to that recovery,

each Finance Party shall reimburse the recovering ECA Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in Clause 17.2(b) will operate in reverse to the extent of the reimbursement.

17.3	Exceptions

Notwithstanding any other term of this Clause 17, a recovering ECA Lender need not pay a redistribution to the extent that:

	(a)	it would not, after the payment, have a valid claim against the Borrower in the amount of the redistribution; or

	(b)	it would be sharing with another Finance Party any amount which the recovering ECA Lender has received or recovered as a result of legal or arbitration proceedings, where:

(i) the recovering ECA Lender notified the ECA Facility Agent of those proceedings; and

(ii) the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

18	Governing Law

This Agreement, and any non-contractual obligations arising from or connected with it, is governed by English law.

19	Dispute Resolution

The provisions of clause 32 (Dispute resolution) of the All Parties Agreement shall apply insofar as it relates to any dispute between the Borrower and the Finance Parties as if set out in this Agreement, mutatis mutandis.

20	Counterparts This Agreement may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of this Agreement.

21

Non-Petitioning

Each of the Parties (other than each Primary Lender) hereby agrees that it will not institute against, or join any other person in instituting against, any Primary Lender any bankruptcy, reorganisation, arrangement, insolvency or liquidation proceedings, or any other proceeding under any federal or state bankruptcy or similar law, so long as any commercial paper issued by that Primary Lender shall be outstanding or there shall not have elapsed one (1) year plus one (1) day since the last day on which any such commercial paper shall have been outstanding.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

Schedule 1 - ECA Lenders

Part 1: Original French Lenders

French Lenders	French Commitments
**	$[** ]

Total French Commitments	$[** ]

Part 2: Original German Lenders

German Lenders	German Commitments
**	$[** ]

Total German Commitments	$[** ]

Part 3: Original British Lenders

British Lenders	British Commitments
**	$[** ]

Total British Commitments	$[** ]

Schedule 2 – Repayments

Part 1 – French Loan Repayments

**

Part 2 – German Loan Repayments

**

Part 3 – British Loan Repayments

**

Schedule 3 – Calculation of the Mandatory Cost

1	General

	(a)	The Mandatory Cost is to compensate an ECA Lender for the cost of compliance with:

(i) the requirements of the Bank of England or the Financial Services Authority (or, in either case, any other authority which replaces any of its functions); or

(ii) the requirements of the European Central Bank.

	(b)	The Mandatory Cost is expressed as a percentage rate per annum.

	(c)	The Mandatory Cost is the weighted average (weighted in proportion to the percentage share of each ECA Lender in the relevant ECA Loan) of the rates for the ECA Lenders calculated by the ECA Facility Agent in accordance with this Schedule on the first day of an Interest Period (or as soon as possible after then).

	(d)	The ECA Facility Agent shall distribute each amount of Mandatory Cost among the ECA Lenders on the basis of the rate for each ECA Lender.

2	For an ECA Lender lending from a Facility Office in the U.K. (primarily each British Lender)

	(a)	The relevant rate for an ECA Lender lending from a Facility Office in the U.K. is calculated in accordance with the following formula:

E x 0.01  per cent. per annum
    300

where on the day of application of the formula, E is calculated by the ECA Facility Agent as being the average of the rates of charge under the fees rules supplied by the Reference Banks to the ECA Facility Agent under paragraph 2(d) below and expressed in pounds per £1 million.

	(b)	For the purposes of this paragraph 2:

(i) fees rules means the then current rules on periodic fees in the Supervision Manual of the FSA Handbook or any other Applicable Law for the payment of fees for the acceptance of deposits;

(ii) fee tariffs means the fee tariffs specified in the fees rules under fee-block Category A1 (Deposit acceptors) (ignoring any minimum fee or zero rated fee required pursuant to the fees rules but applying any applicable discount rate); and

(iii) tariff base has the meaning given to it in, and will be calculated in accordance with, the fees rules.

	(c)	Each rate calculated in accordance with the formula is, if necessary, rounded upward to four (4) decimal places.

	(d)	The ECA Facility Agent shall use reasonable endeavours to obtain from each Reference Bank, as soon as practicable after publication by the Financial Services Authority, the rate of charge payable by that Reference Bank to the Financial Services Authority under the fees rules for that financial year of the Financial Services Authority (calculated by that Reference Bank as being the average of the fee tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1 million of the tariff base of that Reference Bank.

	(e)	Each ECA Lender shall promptly supply to the ECA Facility Agent the information required by it to make a calculation of the rate for that ECA Lender. In particular, each ECA Lender shall supply the following information on or prior to the date on which it becomes an ECA Lender:

(i) the jurisdiction of its Facility Office; and

(ii) any other information that the ECA Facility Agent reasonably requires for that purpose.

Each ECA Lender shall promptly notify the ECA Facility Agent of any change to the information supplied to it under this paragraph (e).

	(f)	The rates of charge of each Reference Bank for the purpose of paragraph 2(d) above are determined by the ECA Facility Agent based upon the information supplied to it under paragraphs 2(d) and (e) above. Unless an ECA Lender notifies the ECA Facility Agent to the contrary, the ECA Facility Agent may assume that the ECA Lender's obligations in respect of cash ratio deposits and special deposits are the same as those of a typical bank from its jurisdiction of incorporation with a Facility Office in the U.K.

	(g)	The ECA Facility Agent has no liability to any Party if its calculation over- or under-compensates any ECA Lender. The ECA Facility Agent is entitled to assume that the information provided by any ECA Lender or Reference Bank under this Schedule 3 is true and correct in all respects.

3

For an ECA Lender lending from a Facility Office in a Participating Member State

For the purposes of this paragraph 3, Participating Member State means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

	(a)	The relevant rate for an ECA Lender lending from a Facility Office in a Participating Member State is the percentage rate per annum notified by that ECA Lender to the ECA Facility Agent. This percentage rate per annum shall be certified by that ECA Lender in its notice to the ECA Facility Agent as its reasonable determination of the cost (expressed as a percentage of that ECA Lender's share in all ECA Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of ECA Loans made from that Facility Office.

	(b)	If an ECA Lender fails to specify a rate under paragraph 3(a) above, the ECA Facility Agent will assume that the ECA Lender has not incurred any such cost.

4	Changes

	(a)	The ECA Facility Agent may, after consultation with the Borrower and the ECA Lenders, determine and notify all the Parties of any amendment to this Schedule 3 which is required to reflect:

(i) any change in law or regulation; or

(ii) any requirement imposed by the Bank of England, the Financial Services Authority or the European Central Bank (or, in any case, any successor authority).

(iii)	If the ECA Facility Agent, after consultation with the Borrower, determines that the Mandatory Cost for an ECA Lender lending from a Facility Office in the U.K. can be calculated by reference to a screen, the ECA Facility Agent may notify all the Parties of any amendment to this Agreement which is required to reflect this.

Schedule 4 – Form of Assignment Notice

To: The Royal Bank of Scotland N.V., London branch, in its capacity as ECA Facility Agent

Date: [**                     ]

Assignment Notice – msn **

[Assignee] (the New ECA Lender) hereby gives notice that on [date of assignment] [Existing ECA Lender] assigned its rights, benefit and interests under and in the ECA loan agreement (the ECA Loan Agreement) dated **     among, inter alios, Jessica Leasing Limited and the Facility Agent relating to [all][**                     per cent. (**     %)] of its portion of the [British][French][German] Loan to the New ECA Lender in accordance with the provisions of clause 16 of the ECA Loan Agreement.

for and on behalf of
[New ECA Lender]

Administrative Details of New ECA Lender:

Address:
Contact Name:
Account for Payments:
Fax:
Telephone:

Schedule 5 – Form of Fixed Rate Conversion Confirmation

To: The Royal Bank of Scotland N.V., London branch, in its capacity as ECA Facility Agent

Date: [**                     ]

ECA Loan Agreement dated **     (the Agreement) in respect of one (1) Airbus A**     Aircraft with manufacturer's serial number **     (the Aircraft)

Dear Sirs

Reference is hereby made to the Agreement. Terms defined in the Agreement have the same meaning in this notice.

We hereby give you notice that, pursuant to clause 6.3 (Fixed rate option) of the Agreement, we irrevocably agree to convert the basis for the calculation of interest payable on the ECA Loans to the Fixed Rate notified to us by you on **     on the specified Fixed Rate Conversion Date.

We confirm that we have been instructed by the Head Lessee to agree the Fixed Rate and that, at the date hereof, the representations set out in clause 5 (Borrower representations) of the All Parties Agreement are true and correct and will be so at the requested Fixed Rate Conversion Date and no Default or Mandatory Prepayment Event has occurred or would result from the proposed Fixed Rate Conversion.

Yours sincerely

for and on behalf of
Jessica Leasing Limited

We confirm that we have instructed the Borrower to agree the Fixed Rate and that, at the date hereof, the representations set out in clause 3 (Head Lessee representations) of the All Parties Agreement are true and correct and will be so at the requested Fixed Rate Conversion Date and no Default or Mandatory Prepayment Event has occurred or would result from the proposed Fixed Rate Conversion.

for and on behalf of
CIT Aerospace International

Agreed

for and on behalf of
CIT Group Inc.

The Borrower

Signed by	)
the duly authorised attorney of	)
and for and on behalf of	)
Jessica Leasing Limited	)

The Original French Lenders

Primary French Lender

Signed by **	)
acting by **	)
as Administrative Agent	)
by	)
acting under the authority of that	)
company	)

The Alternate French Lender

Signed by	)
authorised for	)
**	)

The Original German Lenders

Primary German Lender

Signed by **	)
acting by **	)
as Administrative Agent	)
by	)
acting under the authority of that	)
company	)

The Alternate German Lender

Signed by	)
authorised for	)
**	)

The Original British Lenders

Primary British Lender

Signed by **	)
acting by **	)
as Administrative Agent	)
by	)
acting under the authority of that	)
company	)

The Alternate British Lender

Signed by	)
authorised for	)
**	)

The French National Agent

Signed by	)
as duly authorised attorney-in-fact	)
for	)
**	)

The German National Agent

Signed by	)
as duly authorised attorney-in-fact	)
for	)
**	)

The British National Agent

Signed by	)
as duly authorised attorney-in-fact	)
for	)
**	)

The Administrative Agent

Signed by	)
authorised for	)
**	)

The Security Trustee

Signed by	)
authorised for	)
The Royal Bank of Scotland N.V.,	)
London branch	)

The ECA Facility Agent

Signed by	)
authorised for	)
The Royal Bank of Scotland N.V.,	)
London branch	)